Exhibit 99.1

NOVASTAR FINANCIAL, INC.

MONTHLY LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Month Ended October 31,				For the Ten Months Ended October 31,
	2004	As a % of Total	2003	As a % of Total	2004	As a % of Total	2003	As a % of Total
Non-conforming production volume
Non-conforming
Wholesale	$480,863	59%	$341,165	64%	$4,509,275	64%	$2,806,941	67%
Correspondent/Bulk	160,215	20%	19,813	4%	691,934	10%	225,617	5%
Retail *	172,201	21%	167,283	32%	1,801,402	26%	1,159,324	28%

Total non-conforming production volume	$813,279	100%	$528,261	100%	$7,002,611	100%	$4,191,882	100%

# of funding days in the month	20		22		209		211

Average originations per funding day	$40,664		$24,012		$33,505		$19,867

Retail production volume *
Non-conforming
Sold to non-affiliates	$133,366	27%	$130,628	19%	$1,732,254	29%	$808,842	14%
Retained by NMI	172,201	36%	167,283	25%	1,801,402	30%	1,159,324	19%

Total non-conforming	305,567	63%	297,911	44%	3,533,656	59%	1,968,166	33%

Conforming/Government	176,553	37%	385,919	56%	2,489,379	41%	3,947,288	67%

Total retail production volume	$482,120	100%	$683,830	100%	$6,023,035	100%	$5,915,454	100%

*	Branch production volumes are considered a part of our retail operations and are included within the retail production volumes shown above.

NOVASTAR FINANCIAL, INC.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(Unaudited)

	For the Month Ended 10/31/04				For the Month Ended 9/30/04				For the Month Ended 8/31/04
	Weighted Average Coupon	Weighted Average LTV (A)	Weighted Average FICO	Percent of Total	Weighted Average Coupon	Weighted Average LTV (A)	Weighted Average FICO	Percent of Total	Weighted Average Coupon	Weighted Average LTV (A)	Weighted Average FICO	Percent of Total
Summary by Credit Grade
660 and above	7.06%	85.6%	699	29%	7.12%	85.1%	699	28%	7.12%	85.6%	699	28%
620 to 659	7.37%	83.7%	639	24%	7.34%	83.0%	638	24%	7.40%	83.9%	639	23%
580 to 619	7.79%	81.6%	600	19%	7.71%	81.8%	599	20%	7.74%	82.4%	599	21%
540 to 579	8.28%	78.0%	559	18%	8.29%	79.1%	559	18%	8.25%	79.4%	560	18%
539 and below	8.83%	77.9%	528	10%	8.73%	77.0%	527	10%	8.72%	77.7%	528	10%

	7.66%	82.3%	624	100%	7.66%	82.0%	622	100%	7.68%	82.6%	622	100%

Summary by Program Type
2-Year Fixed	7.81%	82.6%	610	64%	7.82%	82.5%	607	62%	7.84%	83.1%	607	59%
2-Year Fixed Interest-only	7.03%	83.9%	662	17%	7.06%	84.4%	656	18%	7.14%	84.5%	654	18%
3-Year Fixed	7.24%	80.6%	631	3%	7.33%	75.6%	607	3%	7.43%	81.5%	620	3%
3-Year Fixed Interest-only	6.82%	85.2%	673	1%	6.73%	81.2%	665	1%	6.81%	82.0%	661	1%
5-Year Fixed	7.13%	73.7%	636	1%	7.19%	78.3%	650	1%	7.19%	81.2%	635	1%
5-Year Fixed Interest-only	6.78%	79.3%	671	0%	6.93%	80.2%	652	0%	6.63%	78.1%	660	1%
15-Year Fixed	7.96%	73.8%	630	2%	7.86%	76.8%	627	2%	7.84%	75.2%	631	2%
30-Year Fixed	7.62%	78.6%	632	10%	7.47%	77.0%	634	11%	7.60%	78.5%	630	12%
30-Year Fixed Interest-only	7.59%	76.8%	637	0%	7.48%	80.4%	657	0%	7.22%	82.9%	677	1%
Other Products	9.59%	91.7%	669	2%	9.94%	94.0%	676	2%	9.49%	90.2%	673	2%

	7.66%	82.3%	624	100%	7.66%	82.0%	622	100%	7.68%	82.6%	622	100%

(A)	Beginning in January 2004, we changed the way we treat the LTV on second mortgages in our computation of the weighted average LTV. Prior to 2004, we included second mortgage LTV’s on a stand-alone basis in our computation. Typically, these second mortgages have LTV’s of approximately 20%. We now are combining all second mortages with their corresponding first mortgages and using a combined LTV (CLTV) in our weighted average calculation.